                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of dELiA*s Corp. for the regisration of 1,158,996 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2000 (except for Notes 5 and 15, as to which the date is April 28, 2000), with respect to the consolidated financial statements and schedules of dELiA*s Inc. included in dELiA*s Inc. Annual Report (Form 10-K) for the year ended January 29, 2000 and included in dELiA*s Corp.'s Current Report on Form 8-K/A dated December 11, 2000, both filed with the Securities and Exchange Commission.


ERNST & YOUNG

New York, New York
January 25, 2001